Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
(05-029)		Jim Harp, CFO
Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES RECORD RESULTS FOR THIRD QUARTER 2005,

UPDATES CALENDAR 2005 AND INCREASES CALENDAR 2006 GUIDANCE

Q3 2005 diluted EPS nearly triples to $0.44 compared to $0.15 in Q3 2004

Current average OSV dayrates are $15,000 with leading-edge spot rates above $17,000

Third double-hulled tank barge delivered from shipyard in October 2005

Fourth and fifth newbuild tank barges are on-track for Q4 2005 deliveries

November 3, 2005 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today record results for the third quarter ended September 30, 2005. Third quarter revenues increased $13.6 million, or 41.3%, to $46.5 million compared to $32.9 million for the third quarter of 2004. Operating income was $16.8 million, or 36.1% of revenues, for the third quarter of 2005 compared to $9.2 million, or 28.0% of revenues, for the same quarter in 2004. The Company’s record results continue to be driven primarily by strong OSV market conditions in the U.S. Gulf of Mexico.

Net income for the third quarter of 2005 was $9.4 million, or $0.44 per diluted share, which nearly tripled net income for the third quarter of 2004 of $3.3 million, or $0.15 per diluted share. This increase in quarterly net income includes an after-tax gain on the disposition of assets of $0.5 million, or $0.02 per diluted share, resulting from the sales of one of the OPA 90 single-hulled tank barges that the Company retired from service in December 2004, the Energy 9501, and one lower horsepower offshore tug, the North Service.

Significantly higher dayrates and utilization in the OSV segment primarily contributed to a 63.5% increase in EBITDA to $25.0 million over the third quarter of 2004. The Company’s third quarter 2005 EBITDA results were at the high end of the updated guidance range of $23 to $25 million, which was increased on September 26, 2005 from an initial quarterly guidance range of $22 to $24 million. Please refer to the attached table for a definition and reconciliation of EBITDA to its most directly comparable GAAP financial measure.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Todd Hornbeck, the Company’s Chairman, President and CEO, stated, “The demand for our new generation equipment, which was already high before the hurricane season due to increased drilling and production activity in the deepwater and deep shelf segments of our market, has increased further since Hurricanes Katrina and Rita. These recent hurricanes that devastated the Gulf Coast region had a significant impact on offshore drilling and production facilities and resulted in offshore inspection, repair and construction activity that we believe may last two years or more. The substantial increase since 2001 in deepwater and ultra-deepwater production and subsea installations set the stage for the significant damage to offshore infrastructure in the U.S. Gulf of Mexico (GoM). Notwithstanding the extensive oilfield damage that was caused in the path of the two storms, market indications continue to support our bullish outlook for a protracted up-cycle in the GoM, with multi-year term contracts being fixed for existing rigs and rigs currently under construction for service into 2010. Currently, four of our vessels are working exclusively on hurricane-related ROV support activity.

“We believe that we are now entering another phase of step-change innovation in our industry. These two back-to-back Category 5 hurricanes, which were historically unprecedented in the GoM oilfield, have revealed how crucial a reliable domestic oil and gas supply-chain really is to our nation. Future deepwater rigs and offshore production units will have to be engineered and new equipment developed to withstand wind forces and wave action now better understood from the new meteorological data supplied by Hurricanes Katrina and Rita. As with the advent of the deepwater market in the mid-1990’s, new designs and engineering will likely require new, more versatile offshore service vessels to complement our existing multi-class fleet of OSVs to service the demand drivers of the future, which further underscores the rationale behind our recently announced MPSV conversion and proprietary OSV newbuild programs.

“Since the end of the third quarter, our fleetwide average OSV dayrates have exceeded $15,000, which is up about $1,000 per day from the level we reported just prior to the launch of our recent debt and equity roadshow. Leading-edge rates are averaging well above that level with spot rates for our 200 class vessels starting at $17,000 per day. We remain well positioned to participate in any further rate increases over current levels with roughly 20% and 65% of our available vessel days for the remainder of 2005 and calendar 2006 still uncontracted,” Mr. Hornbeck continued.

“Our tug and tank barge fleet continued to provide stable cash flows during the third quarter, despite having 43 less vessel service days than expected on our last call due to accelerated 2006 drydockings that were undertaken in September to position certain of our vessels for high margin winter season time charters. With the October delivery of our third double-hulled tank barge newbuild, the Energy 11104, and the final two barges of our first tank barge newbuild program scheduled to be delivered and placed in service later this quarter, we continue to move toward a new EBITDA run-rate of roughly 50% higher than historical levels for this division. Our tug and tank barge segment, with a full year contribution from our first double- hulled newbuild program, is expected to provide the operating cash flow necessary to cover 100% of our estimated company-wide debt-service and deferred drydocking charges for calendar 2006,” added Mr. Hornbeck.

OSV Segment. Revenues from the OSV segment were $31.3 million for the third quarter of 2005, an increase of 55.0% from $20.2 million for the same period in 2004. The net increase in segment revenues is due to the quarter-over-quarter increase in average dayrates and utilization, primarily related to a substantial improvement in OSV market conditions in the U.S. Gulf of Mexico, as well as the addition of two vessels in early 2005. The Company’s OSV utilization rate was 98.7% for the three months ended September 30, 2005, compared to 93.2% achieved for the same period of 2004. The average OSV dayrate for the third quarter of 2005 improved 35.1%, or $3,542 per day, to $13,638 compared to $10,096 for the same period of 2004. The Company’s effective, or utilization adjusted, dayrate increased 43.1% from the prior-year quarter. These market-driven improvements resulted in operating income nearly doubling that of the prior-year quarter, illustrating the operating leverage for this segment.

Tug and Tank Barge Segment. Tug and tank barge segment revenues for the third quarter of 2005 were up 18.9% over the same period in 2004 to $15.1 million compared to the prior-year quarter. Utilization in the tug and tank barge segment increased to 83.9% from 76.0% for the third quarter of 2004, primarily due to a change in contract mix from contracts of affreightment (COA) to time charters and less drydocking and repair activity. Average dayrates rose to $12,809 compared to $11,151 during the same period of 2004. The increase in average dayrates was primarily related to the OPA 90-related tightening of the tank barge market in the northeastern United States and an increase in the Company’s average mix of double-hulled barge capacity. Operating income decreased by $0.3 million to $1.2 million and operating margins decreased from 12.1% a year ago to 7.8% this quarter due to expected increases in allocated corporate G&A costs and higher depreciation and amortization expenses based on the changing fleet mix. However, operating margins in this segment are expected to increase in 2006, with further dayrate expansion once all five of the double-hulled barges constructed under the first tank barge newbuild program are in service for a full year.

G&A. G&A costs for the third quarter of 2005 were up $2.2 million over the same period in 2004 to $5.7 million and up $1.0 million sequentially. G&A increases resulted from higher personnel and health insurance costs and rising costs associated with corporate governance initiatives, such as compliance with the Sarbanes-Oxley Act. G&A costs for calendar 2005 are still expected to be roughly 11% of revenues, which is consistent with prior guidance.

Nine Month Results

Revenues for the first nine months of 2005 increased 32.7% to $125.4 million compared to $94.5 million for the same period in 2004. Operating income was $43.1 million, or 34.4% of revenues, for the nine months of 2005 compared to $25.7 million, or 27.2% of revenues, for the same period in 2004. Net income for the first nine months of 2005 nearly tripled to $22.4 million, or $1.05 per diluted share, compared to net income of $7.6 million, or $0.39 per diluted share, for the first nine months of 2004. The Company’s results for the current nine months were positively impacted by strong market conditions in the OSV segment along with the incremental contributions from acquired vessels and newly constructed vessels delivered since September 2004. The Company’s net income for the first nine months of 2005 included a $1.7 million ($1.1 million after tax or $0.05 per share) loss on early extinguishment of debt related to the January 2005 redemption of the non-tendered 10.625% senior notes that were still outstanding as of December 31, 2004.

Earnings Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as business combinations, divestitures, financings, unannounced newbuilds or vessel acquisitions that may be commenced or completed after the date of this news release.

Fourth Quarter 2005 Guidance. The Company expects EBITDA for the fourth quarter of 2005 to range between $28.0 million and $30.0 million. Please refer to the attached data table for a definition and reconciliation of forward EBITDA guidance to its most directly comparable GAAP financial measure. The Company expects diluted earnings per share, or EPS, for the fourth quarter of 2005 to range between $0.41 and $0.46.

Updated Calendar 2005 Guidance. Recognizing its actual results for the first nine months of 2005 and the favorable outlook for the balance of the year, the Company now expects total EBITDA for the full year 2005 to range between $93.0 million and $95.0 million and diluted EPS is now expected to range between $1.51 and $1.56, excluding the aforementioned $0.05 per share loss on early extinguishment of debt incurred during the first quarter of 2005.

Updated Calendar 2006 Guidance. The Company now expects total EBITDA for the full year 2006 to range between $115.0 million and $120.0 million and diluted EPS is now expected to range between $1.69 and $1.81.

Effect of Recent Public Equity Offering. On October 5, 2005, the Company issued 6.1 million of additional new shares of common stock in an underwritten public equity offering. This offering and a private placement of debt that closed on October 4, 2005 resulted in aggregate gross proceeds to the Company of $290.1 million. The upwardly revised EPS guidance ranges for each of the periods presented above reflect higher expected net income from improving OSV market conditions offset, in part, by the increase in total weighted-average number of shares of common stock outstanding after the recent common stock offering. The above guidance ranges do not reflect incremental vessel-related net income associated with the deployment of capital raised, as the primary use of proceeds from the public equity offering is for the construction or conversion of vessels that are not expected to contribute operating results until after 2006. The construction period for such vessels is expected to extend through mid-2008. Based on current projections of operating cash flow during the roughly 2.5 year construction period, the Company believes that, without drawing on its $100.0 million revolving credit facility or issuing additional long-term capital, it could use up to $150.0 million of its current cash position for potential acquisitions it may identify in the future that would be immediately accretive to net income and still maintain a minimum cash balance of $25.0 million. The Company remains committed to its growth strategy of making opportunistic acquisitions that meet its strategic and financial investment criteria. However, the timing of such acquisitions are not predictable or solely within the Company’s control.

Key Assumptions. The above guidance reflects management’s belief that current favorable OSV market conditions will continue through the remainder of 2005 and all of 2006. Fleetwide average OSV dayrates are expected to remain at or above $15,000 and fleetwide average utilization is expected to remain in the mid-90% range throughout the 2005 and 2006 guidance periods.

The above guidance also reflects the fact that 2005 is a transition year for the Hornbeck tug and tank barge fleet. The first half of 2005 was impacted by the temporary loss of tank barge capacity due to the timing of OPA 90 retirements and newbuild delivery dates, the extra cost burden related to a lower tug-barge ratio in early 2005, as well as the previously reported delays in delivery schedules for the first two newbuilds of the Company’s five barge newbuild program. The net effect of the decrease in capacity due to such OPA 90-related retirements and the incremental contribution from the newbuild capacity is expected to result in EBITDA from the tug and tank barge segment of approximately 25% of the mid-point of the company-wide 2005 guidance range of $93.0 million to $95.0 million. Guidance for 2006 assumes a full-year contribution from all five new double-hulled barges, which is expected to result in EBITDA from the tug and tank barge segment of approximately 30% of the mid-point of the updated company-wide 2006 guidance range of $115.0 million to $120.0 million.

The Company expects year-over-year increases of approximately 10% in its aggregate operating and G&A expenses for both 2005 and 2006 commensurate with prevailing oilfield service industry trends and higher costs related to corporate governance. G&A is assumed to remain at approximately 11% of revenue for both 2005 and 2006. However, the above guidance assumes that improvements in revenue will allow the Company to maintain or improve operating and net income margins for each of the next two years.

Capital Expenditure Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future capital expenditures. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as business combinations, divestitures, financings, unannounced newbuilds or vessel acquisitions that may be commenced or completed after the date of this news release.

Update on Maintenance Capital Expenditures. The Company expects maintenance capital expenditures for the fourth quarter of 2005 to be approximately $3.4 million. The Company expects maintenance capital expenditures for the full calendar year 2005 to be approximately $14.2 million. The Company expects maintenance capital expenditures for the full calendar year 2006 to range between $18.5 million and $23.0 million. Please refer to the attached data table for a summary, by period, of historical and projected data for each of the following three major categories of maintenance capital expenditures: (i) deferred drydocking charges; (ii) other vessel capital improvements; (iii) non-vessel related capital improvements.

Update on TTB Newbuild Program #1. On November 6, 2003, the Company announced the commencement of its first tug and tank barge newbuild program (“TTB Newbuild Program #1”), which is expected to be completed during the fourth quarter of 2005. That program ultimately included the construction of five double-hulled tank barges with total carrying-capacity of 600,000 barrels and the purchase and retrofit of four 6,000 horsepower ocean-going tugs. As noted above, the Company took delivery of its third double-hulled newbuild tank barge in October 2005 and expects to take shipyard deliveries of the remaining two double-hulled tank barges under this newbuild program by the end of 2005. The Company recently purchased the second two 6,000 horsepower offshore tugs under this program, renamed the Eagle Service and Patriot Service, and are currently retrofitting such vessels for service in the northeastern U.S. These two offshore tugs are also expected to be placed in service by the end of 2005. The aggregate total cost of the Company’s first tug and tank barge newbuild program is expected to be on-budget at roughly $121.0 million.

Update on MPSV Conversion Program. On May 5, 2005, the Company announced a conversion program to retrofit two coastwise sulfur tankers into U.S.-flagged, new generation 370-foot multi-purpose supply vessels, or MPSVs (“MPSV Conversion Program”). The total project cost to acquire and convert the two vessels is currently estimated to be $65.0 million in the aggregate. The Company has ordered certain vessel components and critical path machinery, which will ultimately be furnished to the shipyard for the conversion, and is evaluating prospective domestic shipyards. However, it has not yet contractually committed to a shipyard for this conversion program. The Company now anticipates delivery of the converted vessels during the first half of 2007.

Update on OSV Newbuild Program #4. On September 26, 2005, the Company announced the commencement of its fourth new vessel construction program for its OSV business segment (“OSV Newbuild Program #4”). Based on the latest internal estimates, the incremental cost of this expansion program is expected to be approximately $170.0 million in the aggregate. The precise number of vessels to be constructed and their specifications will be finalized as certain milestones are completed, including the negotiation of shipyard contracts. The Company currently plans to build OSVs with approximately 20,000 deadweight tons of capacity. The Company anticipates delivery of these newly constructed vessels beginning in mid-2007 and extending through mid-2008.

Update on TTB Newbuild Program #2. On September 26, 2005, the Company also announced the commencement of its second new vessel construction program for its tug and tank barge business segment (“TTB Newbuild Program #2”). The Company is currently seeking bids from domestic shipyards for this program. Based on the latest internal estimates, the incremental cost of this expansion program is currently expected to be approximately $105.0 million in the aggregate, which is slightly higher than previously announced. The precise number of vessels to be constructed and their specifications will be finalized as certain milestones are completed, including the negotiation of shipyard contracts. The Company currently plans to build double-hulled tank barges with approximately 400,000 barrels of carrying capacity plus related offshore tugs. The Company anticipates delivery of these newly constructed vessels during calendar 2007.

Please refer to the attached data tables for a summary, by period, of historical and projected data for each of the pending growth initiatives outlined above. All of the above capital cost and delivery date estimates for pending growth initiatives are based on the latest available information and are subject to change. The Company plans to refine these estimates as soon as firm shipyard contracts are executed, which will likely occur within the next few months. All of the figures set forth above represent expected cash outlays and do not include capitalized construction period interest.

Conference Call

The Company will hold a conference call to discuss its third quarter 2005 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, November 3, 2005. To participate in the call, dial (303) 262-2131 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software.

An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through November 10, 2005, and may be accessed by calling (303) 590-3000 and using the pass code 11041731.

In addition, for the convenience of the Company’s investors and the research analyst community, a Microsoft Excel version of the attached data tables, which include additional new features, will be posted to the Hornbeck Offshore website in accordance with the Company’s on-going efforts to increase the transparency and enhance the usability of its investor relations materials.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 U.S.-flagged vessels serving the energy industry.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains forward-looking statements in which Hornbeck Offshore discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations and projections about future events. Accuracy of the assumptions, expectations and projections depend on events that change over time and are thus susceptible to change based on actual experience and new developments. Although the Company believes that the assumptions, expectations and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations and projections will prove to be correct. The Company cautions readers that it undertakes no obligation to update or publicly release any revisions to the forward-looking statements in this press release hereafter to reflect the occurrence of any events or circumstances or any changes in its assumptions, expectations and projections, except to the extent required by applicable law. Additionally, important factors that might cause future results to differ from these assumptions, expectations and projections include industry risks, oil and natural gas prices, economic and political risks, weather related risks, regulatory risks, and other factors described in the Company’s most recent Annual Report on Form 10-K, as amended by Form 10-K/A, and other filings filed with the Securities and Exchange Commission. This press release also contains the non-GAAP financial measure of earnings (net income) before interest, income tax expense, depreciation, amortization and loss on early extinguishment of debt, or EBITDA. Reconciliations of this financial measure to the most directly comparable GAAP financial measure are provided in this press release. Management’s opinion regarding the usefulness of such measures to investors and a description of the ways in which management uses such measures can be found in the Company’s most recent Annual Report on Form 10-K, as amended by Form 10-K/A, as filed with the Securities and Exchange Commission.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Revenues	$46,462	$41,083	$32,892	$125,449	$94,526
Operating expenses	16,577	15,879	14,066	48,044	42,113
Depreciation and amortization	7,381	6,607	6,050	19,987	16,876
General and administrative expenses	5,714	4,752	3,537	14,286	9,829

Total operating expenses	29,672	27,238	23,653	82,317	68,818

Operating income	16,790	13,845	9,239	43,132	25,708
Interest expense	(3,112)	(2,854)	(4,089)	(8,550)	(13,890)
Interest income	153	120	107	395	213
Loss on early extinguishment of debt	—	—	—	(1,698)	—
Gain of sale of assets	829	1,083	—	1,901	—
Other income, net [1]	47	14	28	104	24

Income before income taxes	14,707	12,208	5,285	35,284	12,055
Income tax expense	(5,309)	(4,485)	(1,982)	(12,924)	(4,482)

Net income	$9,398	$7,723	$3,303	$22,360	$7,573

Basic earnings per share of common stock	$0.45	$0.37	$0.16	$1.07	$0.40

Diluted earnings per share of common stock	$0.44	$0.36	$0.15	$1.05	$0.39

Weighted average basic shares outstanding [2]	20,954	20,850	20,802	20,877	18,834

Weighted average diluted shares outstanding [2]	21,455	21,296	21,383	21,338	19,386

Other Operating Data (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Offshore Supply Vessels:
Average number	25.0	24.3	23.0	24.4	22.8
Average fleet capacity (deadweight)	59,042	56,311	52,398	56,798	51,666
Average vessel capacity (deadweight)	2,362	2,329	2,278	2,337	2,272
Average utilization rate [3]	98.7%	96.6%	93.2%	96.6%	85.2%
Average dayrate [4]	$13,638	$12,364	$10,096	$12,567	$9,864
Effective dayrate [5]	$13,461	$11,944	$9,409	$12,140	$8,404
Tugs and Tank Barges:
Average number of tank barges	14.9	14.0	16.0	14.1	16.0
Average fleet capacity (barrels)	1,111,174	1,013,002	1,156,330	1,010,403	1,156,330
Average barge size (barrels)	74,078	72,357	72,271	70,408	72,271
Average utilization rate [3]	83.9%	85.4%	76.0%	84.9%	82.3%
Average dayrate [6]	$12,809	$12,673	$11,151	$12,884	$11,278
Effective dayrate [5]	$10,747	$10,823	$8,475	$10,939	$9,282

Balance Sheet Data (unaudited):

	Pro Forma As of September 30, 2005 [7]	As of September 30, 2005	As of December 31, 2004
Cash and cash equivalents	$271,990	$14,496	$54,301
Working capital	284,577	27,083	52,556
Property, plant and equipment, net	444,246	444,246	361,219
Total assets	772,281	514,787	460,571
Total short-term debt [8]	—	—	15,449
Total long-term debt	299,438	246,000	225,000
Stockholders’ equity	414,396	208,965	182,904

Cash Flow Data (unaudited):

	Nine Months Ended
	September 30, 2005	September 30, 2004
Cash provided by operating activities	$52,222	$14,626
Cash used in investing activities	(97,036)	(43,222)
Cash provided by financing activities	4,982	33,184

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Offshore Supply Vessels:
Revenues	$31,341	$26,570	$20,231	$81,756	$53,149
Operating income	$15,605	$12,446	$7,704	$38,299	$18,603
Operating margin	49.8%	46.8%	38.1%	46.8%	35.0%
Components of EBITDA [9]
Net income	$8,614	$6,576	$2,810	$19,369	$4,735
Interest expense, net	2,148	2,078	3,235	6,175	11,084
Income tax expense	4,891	3,807	1,681	11,195	2,802
Depreciation	3,346	3,161	2,934	9,555	8,620
Amortization	580	507	386	1,547	891
Loss on early extinguishment of debt	—	—	—	1,658	—

EBITDA [9]	$19,579	$16,129	$11,046	$49,499	$28,132

EBITDA [9] Reconciliation to GAAP:
EBITDA [9]	$19,579	$16,129	$11,046	$49,499	$28,132
Cash paid for deferred drydocking charges	(975)	(700)	(313)	(2,520)	(3,106)
Cash paid for interest	(159)	(3,596)	(6,866)	(4,609)	(15,236)
Changes in working capital	(1,439)	(227)	(1,101)	(3,492)	2,092
Changes in other, net	(1)	(39)	(67)	(52)	(133)

Net cash provided by operating activities	$17,005	$11,567	$2,699	$38,826	$11,749

Tugs and Tank Barges:
Revenues	$15,121	$14,513	$12,661	$43,693	$41,377
Operating income	$1,185	$1,399	$1,535	$4,833	$7,105
Operating margin	7.8%	9.6%	12.1%	11.1%	17.2%
Components of EBITDA [9]
Net income	$784	$1,147	$493	$2,991	$2,838
Interest expense, net	811	656	747	1,980	2,593
Income tax expense	418	678	301	1,729	1,680
Depreciation	2,000	1,636	1,472	5,001	4,343
Amortization	1,455	1,303	1,258	3,884	3,022
Loss on early extinguishment of debt	—	—	—	40	—

EBITDA [9]	$5,468	$5,420	$4,271	$15,625	$14,476

EBITDA [9] Reconciliation to GAAP:
EBITDA [9]	$5,468	$5,420	$4,271	$15,625	$14,476
Cash paid for deferred drydocking charges	(236)	(1,003)	(2,321)	(2,378)	(4,051)
Cash paid for interest	(57)	(3,830)	(1,498)	(3,809)	(3,436)
Changes in working capital	2,185	1,091	(1,446)	5,736	(4,125)
Changes in other, net	(593)	(1,136)	14	(1,778)	13

Net cash provided by (used in) operating activities	$6,767	$542	$(980)	$13,396	$2,877

Consolidated:
Revenues	$46,462	$41,083	$32,892	$125,449	$94,526
Operating income	$16,790	$13,845	$9,239	$43,132	$25,708
Operating margin	36.1%	33.7%	28.1%	34.4%	27.2%
Components of EBITDA [9]
Net income	$9,398	$7,723	$3,303	$22,360	$7,573
Interest expense, net	2,959	2,734	3,982	8,155	13,677
Income tax expense	5,309	4,485	1,982	12,924	4,482
Depreciation	5,346	4,797	4,406	14,556	12,963
Amortization	2,035	1,810	1,644	5,431	3,913
Loss on early extinguishment of debt	—	—	—	1,698	—

EBITDA [9]	$25,047	$21,549	$15,317	$65,124	$42,608

EBITDA [9] Reconciliation to GAAP:
EBITDA [9]	$25,047	$21,549	$15,317	$65,124	$42,608
Cash paid for deferred drydocking charges	(1,211)	(1,703)	(2,634)	(4,898)	(7,157)
Cash paid for interest	(216)	(7,426)	(8,364)	(8,418)	(18,672)
Changes in working capital	746	864	(2,547)	2,244	(2,033)
Changes in other, net	(594)	(1,175)	(53)	(1,830)	(120)

Net cash provided by operating activities	$23,772	$12,109	$1,719	$52,222	$14,626

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Per Share Data and Tax Rates)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2005 Guidance

	Fourth Quarter 2005		Full-Year 2005 Updated Estimate		Full-Year 2005 Prior Estimate
	Low	High	Low	High	Low	High
Components of Projected EBITDA [9]
EBITDA [9]	$28.0	$30.0	$93.0	$95.0	$90.0	$95.0
Depreciation	5.8	5.8	20.4	20.4	20.2	20.2
Amortization	1.9	1.9	7.3	7.3	6.9	6.9
Interest expense, net	2.7	2.7	10.9	10.9	12.6	12.6
Income tax expense	6.4	7.2	19.9	20.6	18.9	20.7
Income tax rate	36.5%	36.5%	36.5%	36.5%	37.5%	37.5%
Net income before adjustments	$11.2	$12.4	$34.5	$35.8	$31.4	$34.6
Weighted average diluted shares outstanding	27.3	27.3	22.9	22.9	22.6	22.6
Earnings per diluted share before adjustments	$0.41	$0.46	$1.51	$1.56	$1.39	$1.53
Adjustments not included above:
Loss on early extinguishment of debt, net of taxes	None	None	$1.1	$1.1	$1.1	$1.1
Loss on early extinguishment of debt, per share	None	None	$0.05	$0.05	$0.05	$0.05
Compensation expense for stock options	Not applicable	Not applicable	Not applicable	Not applicable	Not applicable	Not applicable
Projected EBITDA Reconciliation to GAAP:
EBITDA [9]	$28.0	$30.0	$93.0	$95.0	$90.0	$95.0
Cash paid for deferred drydocking charges	(1.5)	(1.5)	(6.0)	(6.0)	(6.0)	(6.0)
Cash paid for interest	(9.3)	(9.3)	(17.8)	(17.8)	(15.6)	(15.6)
Changes in working capital [11]	7.5	7.5	3.6	2.7	1.1	(0.6)
Changes in other, net [11]	(0.7)	(0.7)	(0.1)	(0.1)	(0.1)	(0.1)

Cash flows provided by operating activities	$24.0	$26.0	$72.7	$73.8	$69.4	$72.7

2006 Guidance

			Full-Year 2006 Updated Estimate		Full-Year 2006 Prior Estimate
			Low	High	Low	High
Components of Projected EBITDA [9]
EBITDA [9]			$115.0	$120.0	$110.0	$115.0
Depreciation			25.0	25.0	25.0	25.0
Amortization			7.5	7.5	7.4	7.4
Interest expense, net			9.0	9.0	9.0	9.0
Income tax expense			26.8	28.7	25.7	27.6
Income tax rate			36.5%	36.5%	37.5%	37.5%
Net income before adjustments			$46.7	$49.8	$42.9	$46.0
Weighted average diluted shares outstanding			27.6	27.6	26.2	26.2
Earnings per diluted share before adjustments			$1.69	$1.81	$1.64	$1.76
Adjustments not included above:
Compensation expense for stock options			TBD	TBD	TBD	TBD
Projected EBITDA Reconciliation to GAAP:
EBITDA [9]			$115.0	$120.0	$110.0	$115.0
Cash paid for deferred drydocking charges			(9.1)	(9.1)	(9.1)	(9.1)
Cash paid for interest			(18.7)	(18.7)	(18.7)	(18.7)
Changes in working capital [10]			13.7	12.6	13.3	12.1
Changes in other, net [10]			(0.2)	(0.2)	(0.2)	(0.2)

Cash flows provided by operating activities			$100.7	$104.6	$95.3	$99.1

Pro Forma 2006E Guidance (Post-Construction Peak)

	Pre-Offering Pre-Newbuild 2006E	OSV Expansion [11]	TTB Expansion [12]	Peak[13]
Components of Projected EBITDA [9]
EBITDA [9]	$117.5	$43.0	$16.5	$177.0
Depreciation	25.0	9.7	3.8	38.5
Amortization	7.5	—	—	7.5
Interest expense [14]	14.4	3.1	1.7	19.2
Income tax expense [15]	25.8	11.0	4.0	40.8

Net Income before adjustments	$44.8	$19.2	$7.0	$71.0

Weighted average diluted shares outstanding	21.6			27.6
Earnings per diluted share before adjustments	$2.07			$2.57
Adjustments not included above:
Compensation expense for stock options	TBD			TBD
Projected EBITDA Reconciliation to GAAP:
EBITDA [9]	$117.5	$43.0	$16.5	$177.0
Cash paid for deferred drydocking charges	(9.1)	—	—	(9.1)
Cash paid for interest	(18.7)	—	—	(18.7)
Changes in working capital [10]	12.6	(16.9)	(2.0)	(6.3)
Changes in other, net [10]	(0.2)	—	—	(0.2)

Cash flows provided by operating activities	$102.1	$26.1	$14.5	$142.7

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Historical Data)

Capital Expenditures Data (unaudited):

Historical Data (in thousands):

	Three Months Ended			Nine Months Ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Maintenance Capital Expenditures:
Deferred drydocking charges	$1,211	$1,703	$2,634	$4,898	$7,157
Other vessel capital improvements	817	1,241	1,401	3,124	5,037
Non-vessel related capital improvements	605	781	199	2,167	903

	$2,633	$3,725	$4,234	$10,189	$13,097

Growth Capital Expenditures:
TTB newbuild program #1	$24,042	$13,509	$8,861	$58,622	$32,857
AHTS acquisition and retrofit costs	420	2,392	—	27,875	—
MPSV conversion program	600	—	—	3,974	—

	$25,062	$15,901	$8,861	$90,471	$32,857

Projected Data:

	Fourth Quarter 2005		Full-Year 2005		Full-Year 2006
	Low	High	Low	High	Low	High
Maintenance Capital Expenditures:
Deferred drydocking charges	$1.3	$1.3	$6.2	$6.2	$11.0	$13.0
Other vessel capital improvements	1.6	1.6	5.3	5.3	5.0	7.0
Non-vessel related capital improvements	0.5	0.5	2.7	2.7	2.5	3.0

	$3.4	$3.4	$14.2	$14.2	$18.5	$23.0

Growth Capital Expenditures:
TTB newbuild program #1	$11.0	$11.0	$69.6	$69.6	$—	$—
AHTS acquisition and retrofit costs	2.1	2.1	30.0	30.0	—	—
MPSV conversion program	5.0	5.0	9.2	9.2	35.0	45.0
OSV newbuild program #4	—	—	5.0	5.0	50.0	60.0
TTB newbuild program #2	—	—	—	—	35.0	45.0

	$18.1	$18.1	$113.8	$113.8	$120.0	$150.0

Full Construction Cycle Data:

	Pre-2005	2005	2006	2007	2008	Total
Growth Capital Expenditures:
TTB newbuild program #1	$51.4	$69.6	$—	$—	$—	$121.0
AHTS acquisition and retrofit costs	—	30.0	—	—	$—	30.0
MPSV conversion program	3.8	9.2	40.0	12.0	—	65.0
OSV newbuild program #4	—	5.0	55.0	85.0	25.0	170.0
TTB newbuild program #2	—	—	40.0	65.0	—	105.0

	$55.2	$113.8	$135.0	$162.0	$25.0	$491.0

[1]	Represents other income and expenses, including foreign currency exchange gains or losses and minority interests in income or loss from unconsolidated entities.

[2]	On March 31, 2004, the Company issued 6,000 shares of common stock pursuant to its IPO, which resulted in 20,648 basic shares outstanding on the close of business on March 31, 2004. An additional 126 basic shares were issued in connection with the IPO by the Company on April 28, 2004. For the three months ended September 30, 2005 and 2004 and June 31, 2005, stock options representing rights to acquire 5, 4 and 354 shares, respectively, of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. For the nine months ending September 30, 2005 and 2004, stock options representing rights to acquire 34 and 356 shares, respectively of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. Stock options are anti-dilutive when the results from operations are a net loss or when the exercise price of the options is greater than the average market price of the common stock for the period.

[3]	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[4]	Average dayrates represent average revenue per day, which includes charter hire and brokerage revenue, based on the number of days during the period that the offshore supply vessels generated revenue.

[5]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[6]	Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[7]	Amounts represent the pro forma effect of the debt and equity offerings that were completed in early October 2005

[8]	Represents the remaining balance of $15.5 million in aggregate principal amount of the Company’s 10.625% senior notes due 2008 that was redeemed on January 14, 2005.

[9]	Non-GAAP Financial Measures

We disclose and discuss EBITDA as a non-GAAP financial measure in our public releases, including quarterly earnings releases, investor conference calls and other filings with the SEC. We define EBITDA as earnings (net income) before interest, income taxes, depreciation, amortization and losses on early extinguishment of debt. Our measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than we do, which may limit its usefulness as a comparative measure.

We view EBITDA primarily as a liquidity measure and, as such, we believe that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of our financial statements as a supplemental financial measure that, when viewed with our GAAP results and the accompanying reconciliations, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. We also believe the disclosure of EBITDA helps investors meaningfully evaluate and compare our cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also one of the financial metrics used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to our executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess our ability to service existing fixed charges, incur additional indebtedness and execute our growth strategy.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace our existing vessels as a result of normal wear and tear,

•	EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that we have incurred in acquiring and constructing our vessels,

•	EBITDA does not reflect the deferred income taxes that we will eventually have to pay once we are no longer in an overall tax net operating loss carryforward position, and

•	EBITDA does not reflect changes in our net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement our GAAP results.

[10]	Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[11]	Includes a full-year contribution of operating results from vessels planned for our MPSV conversion program and our OSV Newbuild Program #4.

[12]	Includes a full-year contribution of operating results from vessels planned for our TTB Newbuild Program #2.

[13]	Peak scenario illustrates fleet operating leverage with the following pro forma assumptions: full-year contribution from current and planned vessel fleet (including, respectively, converted MPSVs, new OSVs and new ocean-going tugs and tank barges), historical peak average dayrates and full practical utilization level of 97.5% assuming a normalized drydocking schedule. All other assumptions, including vessel cash operating expense and SG&A, are consistent with updated 2006E guidance assumptions.

[14]	Interest expense does not include any offsetting interest income in the peak scenario.

[15]	Our effective tax rate is approximately 36.5%, which is slightly lower than our historical run-rate, and reflects vessels shifting to and from foreign regions, which resulted in a change in our estimated foreign tax liability.

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